Exhibit (2)(k)(2)

SUB-Servicing Agreement

This Sub-Servicing Agreement (this “Agreement”) is made and entered into effective as of the last day written on the signature page by and between Ellington Credit Company Administration LLC, a Delaware limited liability company (the “Administrator”), Ellington Credit Company, a Delaware statutory trust (the “Company”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Administrator has entered into an Administration Agreement with the Company, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, USBGFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, the Administrator desires to retain USBGFS to provide certain services, as expressly delineated and limited herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Service Provider.

a.	The Administrator hereby appoints USBGFS as a service provider to the Company on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit A (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

b.	USBGFS shall not be bound by any Administrator or Company policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on USBGFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.	USBGFS may use its affiliates to provide any of the Services. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such Services to the same extent as if provided by USBGFS. The Administrator consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Company or its shareholders as may be required to provide such Services.

e.	USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment.

f.	The Administrator or its agent shall furnish to USBGFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.	The Administrator may from time-to-time request that USBGFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Administrator or by any other person authorized by the Administrator to provide such request. USBGFS is under no obligation to agree to such modifications. If USBGFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.	Compensation.

USBGFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBGFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBGFS shall only be paid out of the assets and property of the Company.

3.	License of Data; Warranty; Termination of Rights.

a.	USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Company. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Company. The Company has a limited license to use the Data only for purposes necessary for valuing the Company’s assets and making any required reporting relating thereto (the “License”). The Company does not have any license or right to use the Data for purposes outside the scope of this Agreement including, but not limited to, resale to other users or for use in creating any type of historical database. The Company acknowledges and agrees that certain Data Providers may also require the Company to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 10 of this Agreement. The Company acknowledges the proprietary rights that USBGFS and its Data Providers have in the Data.

b.	THE COMPANY HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. USBGFS IS NOT RESPONSIBLE FOR ANY OF THE DATA ACCESSED BY THE COMPANY OR ANY OF ITS SERVICE PROVIDERS OR AGENTS AND USBGFS ASSUMES NO DUTY TO VERIFY SUCH DATA.

c.	USBGFS may stop supplying some or all Data to the Company if USBGFS’ Data Providers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Company if USBGFS reasonably believes that the Company is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ Data Providers demand that the Data be withheld from the Company. USBGFS will provide notice to the Company of any termination of provision of Data as soon as reasonably possible.

d.	The Company agrees to indemnify and hold harmless USBGFS, its Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 10 of this Agreement.

e.	USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under Rule 30b1-9, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires the following provisions to be included in the Agreement:

The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Company), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Company further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	[Reserved.]

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.	For the avoidance of doubt, USBGFS shall not be responsible for any of the Fund’s anti-money laundering related duties or responsibilities and will not be performing any related services. Notwithstanding the foregoing, USBGFS may perform certain anti-money laundering activities solely for its own internal compliance purposes.

b.

6.	Pricing of Portfolio Positions.

a.	For each valuation date, obtain prices from a pricing source as instructed to USBGFS by an individual authorized by the Company or its appointed Valuation Designee and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Company’s Valuation Designee, or another person authorized by the Company or the Valuation Designee, will be responsible to supply USBGFS with valuations. The Company’s appointed Valuation Designee(s) is (are) responsible for the accuracy of the lists supplied to USBGFS of pricing sources and the list of individuals authorized to designate pricing sources or valuations on behalf of the Valuation Designee.

b.	If one or more of the primary pricing sources for the portfolio positions of the Company is unavailable when needed, USBGFS may use an alternative pricing source identified by USBGFS on a temporary basis. In such event the alternative price is subject to the review and approval of the Company, and the Company shall promptly notify USBGFS of any desired changes to such alternative price. USBGFS shall not have any liability for the use of such alternative price so long as it has met its standard of care under Section 10 with respect to the selection of such alternative pricing source.

c.	If the Company desires to provide a price for a portfolio position that varies from the price provided by the pricing source, the Company shall promptly notify and supply USBGFS with the price of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective. In such case USBGFS shall apply the price provided by the Company without further investigation or verification.

d.	In the event that the Company at any time receives Data containing price evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.	evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method may consistently generate approximations that correspond to actual traded prices of the securities;

ii.	methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Company acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and

iii.	the Company assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect.

e.	Neither USBGFS, nor any of its employees, agents or suppliers is acting as the valuation designee within the meaning of Rule 2a-5 under the 1940 Act in respect of the Company, and USBGFS shall not have any obligation for making fair value determinations or to investigate or verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Company or any of their affiliates, or any pricing service approved by the Board, or fair values obtained from the Board or its valuation designee. USBGFS may perform certain tests on pricing data received each day, on a limited basis, which may include day over day tolerance breaks, NAV impact price analysis, and stale price testing, based on the availability of data from data vendors. However, such tests are limited, are not intended or designed to determine whether any price is fair or appropriate, and do not replace the valuation designee’s responsibility for the appropriateness of prices used in calculating the NAV of the Company. Valuations received from a pricing source employed by the Company, or from calculation models that are based on inputs or data delivered to these sources from individuals associated with the Company, are not subject to these tests and will be utilized as instructed by the valuation designee. The Company acknowledges that the same or similar positions held by the Company may be valued differently by other customers of USBGFS and that USBGFS is not under any obligation to compare such prices or notify the Company of any such discrepancies. Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Company or any of their affiliates, or any third-party source.

7.	Changes in Accounting Procedures.

USBGFS shall perform its Services in accordance with the accounting practices and procedures of the Company, provided that any changes to such accounting practices and procedures shall only be effective upon the Services following a resolution passed by the Board and receipt of written notice to and acceptance by USBGFS, which shall not be unreasonably withheld, and which may not be withheld when such change is required by applicable laws. USBGFS agrees to implement such changes in a timely fashion.

8.	Representations & Warranties.

a.	The Company hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares; and

v.	All records of the Company provided to USBGFS by the Company or by any prior or present service provider of the Company are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

b.	USBGFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Notification of Error.

The Company will notify USBGFS of any discrepancy between USBGFS and the Company, including, but not limited to, failing to account for a security position in the Company’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by USBGFS to the Company; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy. Notwithstanding any other provision in this Agreement, USBGFS shall have no liability with respect to any such discrepancy that the Company does not notify USBGFS of within such time period.

10.	Standard of Care; Indemnification; Limitation of Liability.

a.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Administrator and/or Company, the adviser or any other service provider to the Administrator and/or Company, or any employee of the foregoing; or for any loss suffered by the Administrator and/or Company, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ material breach of this agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

b.	Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator and/or Company shall indemnify and hold harmless USBGFS, its affiliates, and its and their officers, directors, managers, employees, and suppliers (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Administrator and/or Company or by any other person authorized by the Administrator and/or Company to provide such instruction, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ material breach of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator and/or Company, its successors and assigns, notwithstanding the termination of this Agreement. If requested by a USBGFS Indemnified Party, the Administrator and/or Company shall advance (within thirty days of such request) any and all costs and expenses of such USBGFS Indemnified Party incurred in connection with any Losses or investigating or defending any matter to which such USBGFS Indemnified Party may be entitled to indemnification including, without limitation, attorneys’ and experts’ fees. The USBGFS Indemnified Party shall, in connection with any such advancement, agree to an undertaking to repay such advancement if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgement that the USBGFS Indemnified Party is not entitled to be indemnified by the Administrator and/or Company.

c.	USBGFS shall indemnify and hold the Administrator and Company and their directors, officers, and employees (collectively the “Company Indemnified Parties”) harmless from and against any and all Losses that the Administrator and/or Company may sustain or incur or that may be asserted against the Administrator and/or Company by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ material breach of this Agreement, or from USBGFS’ bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

d.	In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator and/or Company shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Administrator and/or Company, at such times as the Administrator and/or Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

f.	Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

g.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If USBGFS is acting in another capacity for the Administrator and Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

j.	In conjunction with the tax services provided to the Company by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to the Company for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Company, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Company by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Company. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

11.	Proprietary and Confidential Information.

a.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Administrator and Company, all records and other information relative to the Administrator and Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Administrator or Company, as applicable, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities or pursuant to legal process, (iii) to defend a claim brought against USBGFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Administrator and/or Company. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Administrator and/or Company or their agent, shall not be subject to this paragraph.

b.	USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders. USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Company (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Company or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Company, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Company, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Company (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Company or any of its affiliates' regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.	The Administrator and Company agrees on behalf of themselves and their directors, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

d.	The Administrator and Company shall not make or change any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Company’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.	Notwithstanding anything herein to the contrary, (i) the Administrator and Company shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

12.	Records.

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that records relating to the services to be performed by USBGFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request, provided, however, that the Company shall bear the reasonable cost of transfer (including, without limitation, costs related to image conversions), and USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that if the Company elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Company shall be responsible for maintaining the Company’s records as they relate to the Company’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

13.	Compliance with Laws.

a.	The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Company relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Administrator or Company of their responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

b.	The Administrator or Company shall immediately notify USBGFS if the investment strategy of the Company materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Company or the services provided under this Agreement.

c.	If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Company the following provisions shall apply:

i.	The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Company shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

ii.	The parties further agree the Company is a “Data Controller” under GDPR and DPL, as applicable. The Company, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.	USBGFS shall process the Personal Data: (i) in accordance with instructions of the Company pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Company prior to processing.

iv.	The Company is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.	USBGFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.	only appoint sub-processors with the prior written consent of the Company (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

4.	beyond the initial appointment, inform the Company of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Company the opportunity to object;

1 For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Company hereby authorizes such use.

5.	taking into account the nature of the processing, reasonably assist the Company by appropriate technical and organizational measures, insofar as possible, to enable the Company to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.	provide reasonable assistance to the Company in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Company of Personal Data breaches without undue delay;

7.	at the written direction of the Company, delete or return all Personal Data to the Company after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.	make available to the Company all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Company or its auditor; and immediately inform the Company if, in its opinion, the Company’s instructions regarding this subsection infringes on GDPR or DPL.

vi.	Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

14.	Term of Agreement; Amendment.

a.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.	Subject to Section 15, this Agreement may be terminated by either party upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.	USBGFS may terminate this Agreement immediately if the continued service of the Company would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or the Company (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Company would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Company to a successor service provider.

d.	This Agreement shall automatically terminate with respect to the Company with respect to which the Company fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Company to make a continuous public offering of its shares with respect to the Company.

e.	This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company and authorized or approved by the Company’s Board.

15.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Administrator or Company elect to terminate this Agreement prior to the end of the then current term, the Administrator and Company agrees to pay the following fees with respect to the Company subject to the termination:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all miscellaneous costs associated with a.-b. above.

16.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Administrator or Company by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Administrator and Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBGFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company. The Company shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination. USBGFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Company or its designee do not take possession of such records.

17.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBGFS, or by USBGFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board.

18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship.

a.	Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.	The Company acknowledges that the Board and officers of the Company are responsible for management of the Company and that USBGFS has no duties or obligations to manage or control the Company. Any duties and obligations of USBGFS are strictly limited to those set forth herein.

c.	The Company acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as a director of the company such person is serving in their own individual capacity at the pleasure of the shareholders of the Company and not as a representative of USBGFS or any of its affiliates.

d.	The Company acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as an officer of the Company, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Company, and when such person is acting in such capacity they are doing so on behalf of the Company and not as a representative of USBGFS or any of its affiliates.

20.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Company acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Company and rely on outside counsel retained by the Company to review all services provided by USBGFS and to provide independent judgment on the Company’s behalf. The Company acknowledges that because no attorney-client relationship exists between the Company and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

23.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

615. E. Michigan St.

Milwaukee, WI 53202

Attn: Regulatory Support Services – aisissues@usbank.com

and notice to the Administrator shall be sent to:

Ellington Credit Company Administration LLC

53 Forest Avenue, Suite 301

Old Greenwich, CT 06870

___________________________

___________________________

24.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

25.	Multiple Originals; Electronic Signatures.

a.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.	This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

Ellington Credit Company Administration LLC		U.S. Bancorp Fund Services LLC

By:	/s/ Laurence Penn	By:	/s/ Denis McCarthy

Name:	Laurence Penn	Name:	Denis McCarthy

Title:	Authorized Signatory	Title:	Global Fund Services, Head of U.S. Alternative Investments

Date:	April 1, 2025	Date:	April 1, 2025

Ellington Credit Company

By:	/s/ Laurence Penn

Name:	Laurence Penn

Title:	Authorized Signatory

Date:	April 1, 2025

EXHIBIT A

Services

CORE SERVICE LINES

I.	Administration Services

A.	SEC Registration and Reporting Support:

1.	Assist Company counsel in the preparation and filing of Form N-CEN and Form N-PORT.

2.	While USBGFS shall assist in the preparation and filing of the materials noted above, the Company acknowledges and agrees that USBGFS is not ultimately responsible for the content of such materials and shall not be held to be the maker of statements or opinions in any such materials unless USBGFS expressly agrees in a writing to be filed with such materials.

B.	Financial Reporting

1.	Prepare financial statements subject to review and approval from the Company and the Company’s auditors, which includes the Schedule of Investments

C.	If the Company so elects, USBGFS shall provide additional services that are further described in the fee schedule on Exhibit B.

II.	Accounting Services

A.	Portfolio Accounting Services:

1.	Maintain the security master file for the Company.

2.	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Company’s investment adviser.

3.	Track and properly reflect corporate actions (e.g., stock splits, dividends, mergers, rights issuances, spin-offs, etc.) impacting the securities positions held by the Company.

4.	As of the close of business on each day the Company value its portfolio positions (each, a “Valuation Date”), obtain prices from a pricing source approved by the Board or its valuation designee and apply those prices to the Company’s portfolio positions (also hereinafter referred to as “securities”). For those securities where market quotations are not readily available, the Board or its valuation designee shall determine fair value. USBGFS shall be entitled to rely on such prices and/or fair valuations without investigation or verification.

5.	Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on investments for each accounting period.

6.	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each Valuation Date.

7.	On a daily basis, reconcile cash of the Company with the Company’s custodian and/or prime brokerage account(s).

8.	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services

1.	For each Valuation Date, monitor the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

2.	Process and record payments for Company expenses.

3.	Account for Company expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Company.

4.	Provide expense accrual and payment reporting.

C.	NAV Calculation and Financial Reporting Services

1.	Account for Company share purchases, sales, exchanges, transfers, dividend reinvestments, and other Company share activity as reported by the Company’s transfer agent on a timely basis.

2.	Apply equalization accounting as directed by the Company.

3.	Determine net investment income (earnings) for the Company as of each Valuation Date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each Valuation Date.

4.	Determine the net asset value of the Company according to the accounting policies and procedures set forth in the Company's current Prospectus.

5.	Calculate per share net asset value, per share net earnings, and other per share amounts reflective the Company operations at such time as required by the nature and characteristics of the Company.

6.	Communicate to the Company, at an agreed upon time, the per share net asset value for each Valuation Date.

7.	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

8.	Prepare monthly security transactions listings for the Company.

D.	Tax Accounting Services

1.	Maintain accounting records for the investment portfolio of the Company.

2.	Maintain tax lot detail for each Company’s investment portfolio.

3.	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

4.	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Audit Support Services

1.	Support reporting to regulatory bodies and financial statement preparation by making the Company’s accounting records available to the Company, the SEC, and the Company’s independent registered public accounting firm (“IRPAF”), in each case as requested by the Company.

2.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

3.	Cooperate with the Company’s IRPAF and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such IRPAF for the expression of their opinion on the Company’s financial statements, without any qualification as to the scope of their examination.

III.	Middle Office Services

A.	USBGFS shall provide the services described below to the Company using the proprietary software application of the Manager or its affiliate, Ellin, provided the Administrator has correctly entered and setup all required information for the Company in Ellin. USBGFS’ performance of its obligations hereunder is contingent on its continued access to and use of the “Licensed Products,” as described in Exhibit A-1.

B.	Entity Set Up

1.	In the event a Company is added to this Agreement after the Effective Date, USBGFS shall be responsible for setting up the Company on Ellin and entering all relevant information about the Company in Ellin.

C.	Margin (Daily)

1.	Monitor and respond to all incoming margin calls associated with the Company’s collateral agreement(s).

2.	Issue outgoing margin calls associated with the Company’s collateral agreement(s).

3.	Validate margin calls received from the Company’s counterparty(ies) against amounts generated by Ellin. Investigate the source of any differences and respond to calls with full agreement, partial agreement, or full dispute based on findings. Advise the Company of any unresolved discrepancies or escalations coming from the Company’s counterparties. Assist the Company with resolving the discrepancy (i.e. break).

4.	Enter agreed upon incoming and outgoing margin payments to the margin tool in Ellin for further processing and wire generation.

D.	Margin Reconciliation (Daily)

1.	Compare the Company’s margin records in Ellin with margin records of the Company held by various Company counterparties, and investigate and remedy discrepancies (i.e., breaks) identified.

E.	Margin Related E-Mail Management (Daily)

1.	Monitor email communications for margin related reporting, calls and inquiries.

2.	All pertinent emails into and out of USBGFS’ group email address will be archived.

F.	Trade Confirmations and Allocations (Daily)

1.	For trades that are recorded by the Company or third party, monitor both the Ellin Trade Blotter, and trade confirmation sources (email, Bloomberg, Tradeweb, ftp files) and ensure that all items have a corresponding counterparty confirmation or trade booked in Ellin.

2.	Communicate trade details for counterparties to confirm as necessary.

3.	Compare and verify counterparty trade details to those entered into the Ellin Trade Blotter.

4.	Send confirmation acknowledgement and allocations details to the counterparty as necessary.

5.	Document the confirmation source on the trade record in Ellin and migrate the trades from the Trade Blotter to the Trade table.

6.	Investigate trade confirmation discrepancies and escalate to Ellington Middle Office as necessary.

G.	Confirmation Related E-Mail Management

1.	Monitor email communications for confirmation notices and confirmation related inquiries.

2.	Maintain pertinent email records from USBGFS’ correspondence with the Company’s counterparty pertaining to trade confirmations in accordance with USBGFS’ record retention procedures.

H.	Operational Services

1.	Cash Reconciliation (Daily)

a.	Confirm bank balances have been received and loaded to Ellin for all accounts.

b.	Confirm the correct amount of cash for the Company was received or paid from proper account for each Company transaction, including trades, receipt of income, payment of expenses, capital transactions, and other transactions USBGFS has been informed of.

c.	Identify, investigate, and remedy breaks in Ellin cash vs Dealer cash figures.

d.	Provide daily reporting to the Company on the age and status of outstanding breaks.

2.	Futures and OTC Reconciliation (Dailly)

a.	Confirm that counterparty details (cash balances, activity, and position reports) have been received and loaded to Ellin.

b.	Confirm that the correct amount of cash for the Company was received or paid from the proper futures or OTC account for the Company transaction, including trade fees, gains/losses, commissions, PAI, interest and fees.

c.	Identify, investigate, and remedy breaks between Ellin and the counterparty.

d.	Communicate breaks via email to the counterparty for resolution and comment any outstanding breaks in the Ellin reconciliation module per audit requirements.

e.	Provide daily reporting to the Company on the age and status of outstanding breaks.

3.	Position Reconciliation (Daily)

a.	Compare and confirm the positions recorded in Ellin to the positions reported by the Company’s prime brokers and custodians (e.g., equities, options, futures, forward contracts, bonds, bank debt, whole loans, derivatives, private investments) by reviewing each position’s quantity, price and/or other relevant trade terms made available to USBGFS.

b.	Identify, investigate, and remedy position breaks by communicating with the counterparty or escalating to Ellington Middle Office as necessary.

c.	Provide daily reporting to the Company on the age and status of outstanding breaks.

4.	Principal and Interest payment Reconciliation (Daily)

a.	Compare the Company’s payment activity with entitlement records of the Company as recorded in Ellin. Confirm that all principal and interest payments (debits/credits) were made.

b.	Identify, investigate, and remedy any principal and interest breaks by communicating with the prime broker or custodian, claiming counterparties, escalating to Ellington Middle Office (coupon/factor updates), or processing adjustments for losses and recoveries as necessary.

c.	Provide daily reporting to the Company on the age and status of outstanding breaks.

5.	Settlements (Daily)

a.	Load trade instructions to custodian provided platforms for matching as needed.

b.	Communicate with counterparties and confirm cash settlement figures for pair-offs and bilateral derivative settlements.

c.	Settle matched and agreed upon trades in Ellin and review unmatched trades for breaks.

d.	Communicate with counterparties to address and remediate the reason for settlement breaks.

e.	Settle pre-funding and end-of-day cash balances in Ellin.

f.	Provide daily reporting to the Company on the age and status of outstanding breaks.

6.	Treasury Market Practice Group (“TMPG”) Claims

a.	Daily, monitor email communications for incoming TMPG claims, and process TMPG claims received from counterparties who have failed to deliver to the company a treasury asset and account for payments made.

b.	Twice monthly, initiate TMPG claims against counterparties who have failed to deliver to the Company a treasury asset and account for funds received.

7.	Wire Processing (Daily)

a.	Setup outgoing wires leveraging standing instructions and templates provided by the Company to process cash movements to confirmed counterparties.

b.	USBGFS has no obligation to lend or otherwise provide money to the Company to satisfy collateral calls. Verify wire details and load wires to bank platform.

c.	Release wires on bank platform for payment.

8.	Money Fund Management (Daily)

a.	Monitor cash requirements necessary for daily settlements and wires, and redeem/invest cash as needed.

9.	Operations Related Email Management (Daily)

a.	Monitor operations mailboxes and respond to all internal, Fund, Manager and counterparty inquiries as necessary (settlement related, P&I, reconciliation and break resolution, wire instructions, and general inquiries).

b.	Maintain pertinent email records in accordance with USBGFS’ record retention procedures.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit B or at USBGFS’ then current standard rates for such services if not specified.

EXHIBIT A-1

Collectively, the “Licensed Products”

•	Ellin proprietary software, and other technology developed or licensed by Ellington (as defined in Exhibit B)

•	Ellington provided hardware, including desktop and laptop computers, and servers

•	Barracuda VPN

•	Bloomberg

•	BDC Platform

•	BNY Treasury Edge

•	BNY Mellon Nexen Platform

•	TBA Mortgage Master

•	Markit Wire

•	Fund counterparty systems and software

•	Third-party pricing and other third-party vendors

USBGFS’ performance of its obligations under Exhibit A is contingent on its continued access to and use of the Licensed Products, which Ellington has agreed to give USBGFS permission to use, at no cost, and in accordance with separately executed terms and conditions (the “Licensed Terms”). In the event that Ellington no longer maintains and/or makes Ellin or the Licensed Products available to USBGFS in accordance with the Licensed Terms, the Company and USBGFS shall use commercially reasonable efforts to identify and implement an appropriate replacement for Ellin and/or the applicable Licensed Products. In the event that USBGFS and the Company are unable to implement an appropriate replacement, USBGFS shall notify the Company of any Services contemplated hereunder which USBGFS is unable to perform as a result, and USBGFS shall be excused from providing such Services (and only such Services) to the extent its ability to perform is materially impacted.

EXHIBIT B

Fees

Annual Fee Based Upon Average Total Assets Per Fund

3.5 basis points on the first $250 million

2.5 basis points on the next $250 million

1.5 basis points on the balance

Minimum Annual Fee: $150,000 per fund

▪	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Note: Conversion, master/feeder, and extraordinary services quoted separately.

The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

SEC Modernization Requirements

Form N-PORT – $12,000 per year, per Fund

Form N-CEN – $300 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Middle Office Services Fees

ANNUAL FEE

USBGFS shall be entitled, as compensation for the Services performed by USBGFS pursuant to this Agreement, a fee (the “Services Fee”), which will accrue daily and be payable as of the first business day of each calendar month.

The Services Fee will be equal to 4 basis points calculated based on the aggregate net asset value (“ANAV”) of the consolidated Ellington Funds (as defined below), which shall exclude the double counting of assets held by the Ellington Funds. For example, the net asset value of a feeder fund shall be excluded from the ANAV calculation provided that the net asset value of the master fund in which such feeder fund invests is included in the ANAV calculation. Similarly, the net asset value (or a portion thereof) of an entity owned by one or more Ellington Funds shall be excluded from the ANAV calculation to the extent that all (or a portion, as applicable) of such entity’s net asset value is included in the net asset value of such Ellington Funds used for such ANAV calculation. For the purposes of calculating the Services Fee, the ANAV shall be taken as of the closing of the prior month plus any opening subscriptions and redemptions for the current month. The aggregate Service Fees for all Ellington Funds (the “Aggregate Fee”) shall be allocated across the Ellington Funds in accordance with the following paragraph.

CALCULATION METHODOLOGY

As of the date hereof, USBGFS has formulated, and Ellington (as defined below) has approved, a fee calculation methodology (the “Calculation Methodology”) whereby USBGFS has assigned each Ellington Fund a net asset value multiplier (“Multiplier”) reflecting the relative level of complexity associated with the services provided by USBGFS or its affiliates to the applicable Ellington Fund.

The Services Fee as of any fee calculation date shall be equal to the Aggregate Fee multiplied by a fraction, the numerator of which shall be the Fund’s aggregate Adjusted NAVs (as defined below) and the denominator of which shall be the sum of all of the Ellington Funds’ Adjusted NAVs.

The Calculation Methodology may be amended from time to time upon determination by USBGFS and the written approval of Ellington (which may include email). The Company shall be responsible for the payment of the Services Fee relating to the Company and, for the avoidance of doubt, shall not be responsible for the payment of any service or other fees allocable to Ellington Funds other than the Company.

DEFINED TERMS

“Ellington Funds” shall mean, as of each Services Fee calculation date, (a) those investment funds that are managed or advised by the Ellington Management Group, L.L.C. or its affiliates (together, “Ellington”) and that have entered into an administration agreement with USBGFS contemplating the provision of services comparable to the Services, (b) that certain fund to which Ellington provides non-discretionary investment advisory services and for which USBGFS provides administration services, including services comparable to the Services and (c) any other funds or accounts designated by Ellington and USBGFS as Ellington Funds.

"Adjusted NAV" shall mean, with respect to any Ellington Fund, the net asset value as of a fee calculation date multiplied by such fund's Multiplier.

OTHER

This Fee Schedule is based on the information provided by the Company regarding the nature of the Company, including the investment strategy, fund structure and investor base. In the event the Company deviates from the initial Company profile provided, or new information becomes available, USBGFS reserves the right to terminate this Agreement in accordance with its terms.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

Section 15(c) Reporting

$2,000 per fund per standard reporting package*

*Standard reporting packages for annual 15(c) meeting

Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

Performance reporting package: Peer Comparison Report

Additional 15c reporting is subject to additional charges

Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.

Optional Tax Services

▪	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year

▪	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

▪	State tax returns - (First two included in core services) – $1,500 per additional return

Customized delivery of data:

TBD

Tax Reporting – MLP C-Corporations

Federal Tax Returns

Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000

Prepare Federal and State extensions (If Applicable) – Included in the return fees

Prepare provision estimates – $2,000 Per estimate

State Tax Returns

Prepare state income tax returns for funds and blocker entities – $1,500 per state return

Sign state income tax returns – $2,000 per state return

Assist in filing state income tax returns – Included with preparation of returns

State tax notice consultative support and resolution – $1,000 per fund

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly. Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

EXHIBIT C

Required Provisions of Data Service Providers

•	The Company shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•	The Company will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•	The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Data (including expressly disclaiming all warranties).

•	The Company will treat the Data as proprietary to the Data Provider. Further, the Company shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•	The Company will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Company’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Company shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	The Company shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Company.

•	The Company acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•	The Company acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Company and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.

•	THE DATA IS PROVIDED TO THE COMPANY ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•	THE COMPANY ASSUMES THE ENTIRE RISK OF ANY USE THE COMPANY MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE COMPANY, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE COMPANY TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT D

Digital Investor, Digital Investor Institutional, Vision Electronic Statement Service, Chat and INFORMATM

1.	Services and Definitions

A.	Internet Access – Internet access by Shareholders to their account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Company group’s web site(s) through a transparent hyperlink. To the extent offered by the Company, Shareholders can access, among other information, account information and portfolio holdings within the Company, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.	“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Digital Investor or Digital Investor Institutional (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.	“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.	“Chat” – A web-based system to permit Shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	“Digital Investor” – An internet portal for Shareholder access

H.	“Digital Investor Institutional” – An internet portal for Institutional Shareholder access

I.	“Electronic Services” shall consist of those services set out in paragraph A through H above.

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.	Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services for Electronic Services, which shall include review and approval of the Company’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Company to implement and maintain) a hypertext link between the Electronic Services site and the Company’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Company’s officers and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Company’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.	Address and mail, at the Company’s expense, notification and promotional mailings and other communications provided by the Company to shareholders regarding the availability of the Electronic Services.

F.	Prepare and process new account applications received through the Internet Service from Shareholders determined by the Company to be eligible for such services and in connection with such, the Company agrees to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through ACH.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Company’s shares upon completion of the transaction. Transactions are not considered in good order, and will not be processed, until the entry of the trade and proper authorization has been completed. If order entry or authorization occur after market close the transaction will be posted and receive the Net Asset Value for the next business day.

H.	Informa, Digital Investor, Digital Investor Institutional, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take commercially standard actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Company promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Company to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Company written procedures, which may be amended from time to time by USBGFS with the written consent of the Company, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Company and End Users.

L.	Provide the Company with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Company with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Company with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Company’s Internet site for a minimum period of twenty-four (24) months after delivery.

3.	Duties and Responsibilities of the Company

The Company or the End User, respectively, assume exclusive responsibility for the consequences of any instructions it may give to USBGFS, its own failure to properly access the Electronic Services in the manner prescribed by USBGFS, and its failure to supply accurate information to USBGFS.

The Company, as applicable, shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials including, without limitation, the fund’s website(s), and obtain all necessary consents and agreements with respect to the Electronic Services (such as user agreements with End Users), to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Company through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Company shall provide USBGFS with the name of the host of the Company’s web site server and shall notify USBGFS of any change to the Company’s web site server host.

C.	Provide USBGFS with such information and/or access to the Company’s web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.	Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Company becomes aware or any changes in policies or procedures of the Company requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Company’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit D. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Company’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Company from time to time in accordance with the fee schedule set forth in Exhibit B (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2 of this Exhibit, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’ sole liability to the Company or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best efforts to commence or resume the Electronic Services as promptly as is reasonably possible, so long as the delay or interruption was not the proximate result of USBGFS’s gross negligence or willful misconduct.

B.	USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and its directors, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services.

C.	If an injunction is issued against the Company’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Company the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Company, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Company’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company. If in the Company’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company, the Company may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBGFS.

D.	Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) that cause a disruption of the Electronic Services, unless USBGFS did not exercise reasonable care in following commercial standards to protect the Electronic Services.

E.	USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.

F.	Certain Electronic Services may permit the Company to provision End Users. If the Company undertake to provision End Users, the Company, as applicable, shall be solely responsible for providing access to End Users, removing access for End Users, and for maintaining appropriate safeguards over access credentials for End Users. USBGFS shall not be responsible for any unauthorized or improper use of the Electronic Services by such End Users or by any other person accessing the Electronic Services through the action or inaction of the Company, or such End Users.

G.	Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to reasonably presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. USBGFS will not be liable for any loss, liability, cost or expense for reasonably following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) End Users will no longer be able to access the Electronic Services and (ii) the Company will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium, except to the extent the Company is required to keep copies of such records under applicable law.